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                                                                    Exhibit 11.1

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
                        COMPUTATION OF EARNINGS PER SHARE
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

                                                                             Three Months Ended June 30,   Six Months Ended June 30,
                                                                             --------------------------    ------------------------
(in thousands except per share information)                                       1996          1995          1996          1995
- -------------------------------------------                                  --------------------------    ------------------------
                                                                                                 (B)
Net income for computation of primary earnings per share                         $1,287        $  551        $1,599        $1,475

Fully diluted:

Adjustment for interest and amortization for the conversion of debentures           113           162           254           363
                                                                                 ------        ------        ------        ------
Net income for computation of fully diluted earnings per share                   $1,400        $  713        $1,853        $1,838
                                                                                 ======        ======        ======        ======

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Average shares:

Common shares                                                                     2,678         2,435         2,652         2,431

Stock option and warrant equivalent shares (A)                                      166           114           166           114
                                                                                 ------        ------        ------        ------
Average shares for computation of primary earnings per share                      2,844         2,549         2,818         2,545

Fully diluted:

Stock option and warrant equivalent shares - difference from primary (A)             10            --            10           122

Average shares for conversion of debentures                                         422            --           484           670
                                                                                 ------        ------        ------        ------
Average shares for computation of fully diluted earnings per share                3,276         2,549         3,312         3,337
                                                                                 ======        ======        ======        ======

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Net income per share:

Primary                                                                          $ 0.45        $ 0.22        $ 0.57        $ 0.58
                                                                                 ======        ======        ======        ======
Fully diluted                                                                    $ 0.43        $ 0.22        $ 0.56        $ 0.55
                                                                                 ======        ======        ======        ======

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(A) The treasury stock method was used to calculate the common stock equivalent number of shares from options and warrants.

(B) Adjustments for interest and amortization, option and warrant equivalent shares and additional shares from the conversion of debentures issued in 1989 are not included in the calculation for the quarter ended June 30, 1995 as their effect would be antidilutive.